Exhibit 10.5.7

First Amendment to

Dow Inc.

2019 Stock Incentive Plan

By authority of Section 12 of the plan document for the Dow Inc. 2019 Stock Incentive Plan (the “Plan”), and the authority granted under the Resolution of the Board of Directors of Dow Inc., dated February 11, 2021, the Plan is hereby amended and clarified as follows, effective April 15, 2021, subject to and contingent upon receipt of required shareholder approval:

1. Section 4(a)(1) of the Plan is hereby amended to read in its entirety as follows:

(1)    The maximum aggregate number of shares of Common Stock that may be delivered pursuant to (A) Awards granted under the Plan and (B) Employer Method Awards shall be 125 million shares.

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/s/ Karen S. Carter
Karen S. Carter
Chief Human Resources Officer
Dow Inc.

Dated: April 15, 2021